EXHIBIT 99.1

USA Technologies Adds Depth to Management Team with New General Counsel Position and Interim CFO

Davina Furnish joins as General Counsel; Eugene C. Cavanaugh to operate as Interim CFO

MALVERN, Pa. – July 6, 2020 – USA Technologies, Inc. (OTC:USAT) (“USAT” or the “Company”), a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market, today announced that Davina Furnish has been named General Counsel and Eugene C. Cavanaugh has been hired as interim Chief Financial Officer.

“The addition of Davina and Gene to USA Technologies’ executive team is a key part of our strategy to build a strong foundation for future growth,” said Sean Feeney, CEO, USA Technologies. “Davina’s expertise and insight are a much-needed asset to the Company as we venture through our corporate transformation. I have previous experience working with her, and I know her to be a results-oriented business leader with an ability to solve complex business challenges, and a strong track record of successfully navigating through the legal complexities of a technology company. In addition, I am confident that Gene’s deep financial acumen, and public company experience, will serve us well during this interim period. He has impressive credentials and I believe he will add to our momentum moving forward.”

Davina Furnish joins the company as its General Counsel, effective July 6, 2020. In her role she will oversee and direct all of USAT’s legal affairs, supporting the company’s growth initiatives. She will be based in Atlanta, Ga.

Ms. Furnish brings over 20 years of technology law experience in a variety of roles at small- and medium-sized public companies in the Atlanta area. She was General Counsel of Concurrent Computer Corporation from 2013 to 2017, having worked in a number of legal leadership roles at Concurrent from 2007 to 2017. Most recently, she has been advising on technology transactions at E*TRADE Corporate Services and SunTrust (now Truist). She began her career with CheckFree Corporation (now a part of Fiserv, Inc.), where she previously worked with USAT’s CEO, Sean Feeney. She also served as litigation counsel for Interland, Inc. (now called Web.com). Ms. Furnish earned her undergraduate degree in History from The Ohio State University and her J.D. from Cleveland-Marshall College of Law.

Eugene Cavanaugh assumed the responsibility of interim CFO on July 1, 2020 while the Company conducts its search to fill the permanent position, vacated by the departure of former CFO, Michael Wasserfuhr. Mr. Cavanaugh will oversee the finance organization and lead all aspects of the Company’s financial strategy and operations, including budgeting and planning, treasury, accounting, tax, and financial reporting. He will be based at the Company’s headquarters in Malvern, Pa.

Mr. Cavanaugh brings over 30 years in corporate finance, treasury, as well as strategic planning, risk management and operations management experience, across multiple industries - from start-ups, to the Fortune 100. Most recently, Mr. Cavanaugh has worked as a private investor and consultant, providing CFO level financial management and process improvement for portfolio companies of Triple Tree Capital Partners in Minneapolis, and other independent companies. Previously, he was a member of the executive leadership team at UnitedHealth Group (UHG) and was the CFO of its $3+ billion Uniprise business segment. There he led the completion of the $1.6 billion MetraHealth acquisition’s integration. As part of his role as CFO, Mr. Cavanaugh was also Treasurer of UnitedHealthcare Insurance Co. of Connecticut, the primary insurance carrier for UHG’s non-HMO products nationally, and responsible for legal entity reporting and compliance with Connecticut insurance regulations. Prior to joining UnitedHealth Group, Mr. Cavanaugh managed Arthur Andersen’s finance and accounting outsourcing practice, in Metro Philadelphia. He is a graduate of Villanova University.

About USA Technologies, Inc.
USA Technologies, Inc. is a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market. USAT is transforming the unattended retail community by offering one integrated solution for payments processing, logistics, and back-office management. The Company’s enterprise-wide platform is designed to increase consumer engagement and sales revenue through digital payments, digital advertising and customer loyalty programs, while providing retailers with control and visibility over their operations and inventory. As a result, customers ranging from vending machine companies, to operators of micro-markets, gas and car charging stations, laundromats, metered parking terminals, kiosks, amusements and more, can run their businesses more proactively, predictably, and competitively.

--F-USAT

Media and Investor Relations Contact:
Alicia V. Nieva-Woodgate
USA Technologies
+1 720.808.0086
anievawoodgate@usatech.com